Exhibit (n)(2)

Awareness Letter of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

PennantPark Investment Corporation:

Re: Securities Act Registration No. 333-150033 and Investment Company Act of 1940 File No. 814-00736.

With respect to the amendment to the subject registration statement, we acknowledge our awareness of the use therein of our report dated August 5, 2008 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

New York, New York

September 5, 2008